Exhibit 10.2

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the “Agreement”) is entered into as of June 30, 2004 by and between Alliance Gaming Corporation, a Nevada Corporation (the “Company”) and Robert L. Miodunski (the “Executive”).

WHEREAS, the Executive is a member of the Company’s Board of Directors and employed by the Company as its President and Chief Executive Officer pursuant to the terms of an Executive Employment Agreement, dated and effective as of April 24, 2001 (the “Employment Agreement”);

WHEREAS, the Company and the Executive have agreed that the Executive will resign from his position as a member of the Company’s Board of Directors and as President and Chief Executive Officer of the Company effective as of October 1, 2004, or such other date as provided herein;

WHEREAS, the Company and the Executive wish to fully settle all matters between them arising out of the Employment Agreement, Executive’s employment, and his resignation from his position as a member of the Board of Directors and President and Chief Executive Officer of the Company;

WHEREAS, this Agreement shall supercede and replace the Employment Agreement in its entirety; and

WHEREAS, as a result of the experience and personalized knowledge gained by the Executive during his employment by the Company, the Company desires to retain the services of the Executive as an independent consultant following his resignation.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.                                       Agreement to Resign; Salary; Bonuses and Benefits.

1.1                                 The Executive hereby resigns, effective October 1, 2004, or such other date as provided below (the “Resignation Date”), from his position as the Company’s President and Chief Executive Officer, as a member of the Company’s Board of Directors and any other positions that he may hold in the Company or any of its subsidiaries, except as otherwise specifically provided for herein.  Notwithstanding the foregoing, the Company may, in its sole discretion, modify the Resignation Date to any date from the date hereof until December 31, 2004.  Until the Resignation Date, the Executive will continue to serve as a member of the Company’s Board of Directors and devote his full time and best efforts to performing his duties as the Company’s President and Chief Executive Officer.  Notwithstanding the Resignation Date, the Executive will continue to be an employee of the Company, subject to the terms of this Agreement until December 31, 2004, at which time he will cease to be an employee of the Company.

1.2                                 At such time as a new Chief Executive Officer has been selected by the Company, Executive will cooperate and work with the new Chief Executive Officer to provide a smooth transition (the “Transition Plan”).

1.3                                 Until December 31, 2004, the Company will continue to pay the Executive his regular base salary of $500,000 per year in installments on the regularly recurring paydays in accordance with the Company’s practice.  Executive shall be entitled to an annual cash bonus based upon performance of the Company through the fiscal year ending June 30, 2005 pursuant to the Bonus Matrix attached as Exhibit A hereto for fiscal 2004 and a substantially similar Bonus Matrix for fiscal 2005 payable in August 2004 with respect to fiscal 2004, and payable in August 2005 with respect to fiscal 2005, in such manner as the Company normally pays such bonuses (less required withholding for 2004 and not subject to withholding for 2005).  The Bonus Matrix for 2005 shall be a matrix substantially similar to Exhibit A with the “Budget/Guidance” EPS target to be the Board of Directors approved EPS budget figure for Fiscal 2005 expanded and contracted by 20% in the same number of increments as in Exhibit A.  The “% of Target EPS” and “% of Base Salary” columns in Exhibit A will be the same for the Bonus Matrix for Fiscal 2005, and the Base Salary to be used in the calculation shall be $500,000.

1.4                                 Until December 31, 2004, the Executive may continue to utilize any vacation time he has accrued under the Company’s vacation policy.  As soon as practicable following December 31, 2004, the Company shall pay the Executive in a single lump sum payment, less applicable withholding, for any accrued, but unused vacation time in accordance with the terms of the Company’s vacation policy.  The Executive shall also be entitled to reasonable periods of sick leave with compensation and all paid holidays given by the Company to its senior executive officers.

1.5                                 Until December 31, 2004, the Executive may continue to participate in the Company’s various retirement, life insurance, medical and hospitalization, disability, welfare and fringe benefit plans, programs, policies and arrangements (“Executive Benefit Plans”) for which the Executive is otherwise eligible, pursuant to the terms of such plans.  Following December 31, 2004, the Executive generally will cease to participate in the Executive Benefit Plans, except to the extent provided in the Executive Benefit Plan, herein, or by applicable law.  Nothing in this Agreement or the Consulting Agreement (as defined in Section 6.1) shall be interpreted to expand any right the Executive may have under the Executive Benefit Plans unless otherwise expressly provided herein.

1.6                                 Following December 31, 2004, the Executive will be eligible for continued medical and dental coverage for himself and his dependants in accordance with the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).  The Executive shall be required to pay one-hundred percent (100%) of the COBRA premiums for such coverage.

1.7                                 As recognition of the contributions of Executive in the successful divestiture of United Coin Machine Co., a Nevada corporation and an indirect wholly owned subsidiary of the Company, Executive shall receive a special bonus of $1,000,000 upon the consummation of the transaction (the “United Coin Bonus”).  The United Coin Bonus shall be payable as follows:  (a) $500,000 within 30 days of the consummation of the transaction and (b) $500,000 payable in twenty four (24) equal monthly installments of $20,833.33 on the first business day of each month commencing on January 1, 2005.

2.                                       Stock Options.  The Company agrees that any issued and outstanding stock options granted to the Executive under the Company’s Stock Option Plans (the “Options”) shall continue to vest and be exercisable as if the Executive were still actively employed by the Company.  In addition, the Company agrees that upon any “Change of Control” (as defined below) of the Company, all of the Options shall immediately vest and become exercisable.  “Change of Control” shall be deemed to have occurred upon (i) the consummation of a tender for or purchase of fifty percent (50%) or more of the Company’s Common Stock by a third party, (ii) a merger, consolidation or recapitalization of the Company such that the stockholders of the Company immediately prior to the consummation of such transaction possess less than fifty percent (50%) of the voting securities of the surviving entity immediately after the transaction (determined on a fully-diluted basis assuming the conversion of all convertible securities of such person), or (iii) the sale, lease or other disposition of all or substantially all of the assets of the Company, in any of cases (i), (ii) or (iii) in a single transaction or series of transactions.  Exhibit B details the outstanding options held by Executive at June 30, 2004.

3.                                       Perquisites.  The Company agrees to provide to Executive such computer network access as is required by the Executive to fulfill his obligations under this Agreement through the Term (as defined in Section 7.7 below); provided that, the Company expressly reserves the right to remove or block any and all secret, confidential, proprietary or other sensitive information, software, program, or application relating to the Company that the Company determines, in its sole and absolute discretion, is necessary or advisable.  The Company shall continue to pay for Executive’s cell phone usage related to the Consulting Agreement throughout the Term.

4.                                       No Other Severance.  Except as provided in this Agreement, the Executive shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his employment or his resignation therefrom.  Specifically, the Executive shall not be eligible for severance benefits under any plan, program or arrangement sponsored or funded by the Company, and he hereby waives any right to any such benefits.

5.                                       Return of Company Property.  Subject to Section 3 above, no later than December 31, 2004, the Executive agrees to return any Company property in the Executive’s possession or control, including all equipment, the original and all copies of books, notebooks, documents, reports, files, memoranda, records, computer software and programs, correspondence, mailing lists, client or contact lists, calendars, card files, rolodexes, cardkey passes, door, file and computer keys, computer access codes or disks, company charge cards, instructional employee manuals, and other Company property which the Executive received or had control over during his employment with the Company, except to the extent the Company and the Executive mutually agree such item or items may be required by the Executive in connection with the performance of services under the Consulting Agreement.

6.                                       Consulting Agreement.

6.1                                 Agreement for Services.  For four years from January 1, 2005 until December 31, 2008 (each such year shall be referred to hereinafter as a “Consulting Year”), the Executive agrees to make himself available at the Company’s reasonable request (made by either members of the Board of Directors or the Chief Executive Officer) to provide services that the Company may reasonably request in accordance with the terms set forth below (the “Consulting Agreement”).  Such services may include, but not be limited to, implementing the Transition Plan, attending and participating in meetings with the executive officers of the Company, and attending and participating in meetings of the Board of Directors of the Company and any committees thereof (including any meetings of the Office of the Chairman).  Such services shall be performed principally in Las Vegas, Nevada, but also at such locations as the Company may reasonably request, and the Executive agrees to use his best skill, efforts and judgment in performing such services.  The Company and the Executive agree and understand that the services performed by the Executive under the Consulting Agreement will not require the Executive to engage in full-time efforts or work, but instead shall be periodic and limited in nature and that the Executive shall be entitled to accept other employment and pursue other activities and interests, so long as such employment, activities and interests do not otherwise breach the Executives covenants and obligations under Section 8 of this Agreement.  The Company shall not terminate the Agreement, or any part of it, for any failure or inability by the Company to utilize or request the services of the Executive under the Consulting Agreement.  The Company agrees to pay the Executive an “Annual Consulting Fee” as set forth below.  The Annual Consulting Fee shall be payable in twelve (12) equal monthly installments, in arrears.  The Company agrees to reimburse the Executive for all reasonable travel and other reasonable and necessary out-of-pocket business related expenses incurred by the Executive at the request of the Company in connection with the performance of services under the Consulting Agreement; provided that the Executive shall be required to submit reasonable documentation of such expenses to the Company prior to receiving reimbursement.  The Annual Consulting Fee for each of the Consulting Years following the Executive’s Resignation Date shall be as follows:

Consulting Year	Annual Consulting Fee
2005	$250,000
2006	$250,000
2007	$250,000
2008	$250,000

6.2                                 Independent Contractor.  The Executive shall perform the services requested by the Company under the Consulting Agreement as an independent contractor and shall not be deemed an employee of the Company.  Accordingly, the Company will not withhold federal or state income, social security, or other taxes from the consulting fee paid under the terms of the Consulting Agreement, unless otherwise required by law.

7.                                       Termination.

7.1                                 Disability.  If the Executive, becomes disabled or incapacitated for six or more consecutive months or for noncontinuous periods aggregating to twenty-six weeks in any twelve-month period, the Company may terminate this Agreement on thirty days’ notice, whereupon the obligations of the Company and the rights of the Executive under this Agreement shall terminate, except that:

(a)                                  The Company shall pay the Executive’s salary or Annual Consulting Fee, as applicable, on a pro-rata basis through the date of termination, offset by any benefits payable to the Executive under any disability insurance policy paid for by the Company; and

(b)                                 One-half of any unvested Options shall vest and become exercisable by the Executive for two years after the date of termination.

7.2                                 Death.  In the event of the Executive’s death, this Agreement shall terminate as of the date of his death, in which case the obligations of the Company and the rights of the Executive under this Agreement shall terminate except that:

(a)                                  The Company shall continue to pay the Executive’s salary or Annual Consulting Fee, as applicable, for six months after the date of death, offset by any benefits payable to the Executive or the Executive’s estate under any life insurance policy paid for by the Company; and

(b)                                 The Company shall reimburse the Executive’s estate for all expenses incurred and reimbursable under Section 6.1; and

(c)                                  One-half of any unvested Options shall vest and become exercisable by the Executive’s estate for two years after the date of the Executive’s death.

7.3                                 Termination by Company for Cause.

(a)                                  The Company may terminate this Agreement for “Cause” (as defined below) at any time immediately on notice to the Executive, in which case the Company’s obligations and the Executive’s rights under this Agreement shall terminate.  For purposes of this provision, the term “Cause” includes, but is not limited to:

(1)                                  The Executive’s insubordination, fraud, disloyalty, dishonesty, willful misconduct, or gross negligence in the performance of the Executive’s duties under this Agreement, including willful failure to perform such duties as may properly be assigned to the Executive under this Agreement.

(2)                                  The Executive’s material breach of any provision of this Agreement.

(3)                                  The Executive’s failure to qualify (or having so qualified being thereafter disqualified) under any suitability or licensing requirement of any jurisdiction or regulatory authority to which the Executive may be subject by reason of his position as an officer, director or employee of the Company or its affiliates or subsidiaries.

(4)                                  The Executive’s commission of a crime against the Company or violation of any law, order, rule, or regulation pertaining to the Company’s business.

(5)                                  The Executive’s inability (other than because of death or disability under Sections 7.1 and 7.2) to perform the job functions and responsibilities assigned in accordance with standards established, whether or not in writing, from time to time by the Company, in its sole discretion.

(6)                                  The Company obtains from any source information with respect to the Executive or this Agreement that would, in the opinion of both the Company and its outside counsel, jeopardize the gaming licenses, permits, or status of the Company or any of its subsidiaries or affiliates with any gaming commission, board, or similar regulatory or law enforcement authority.

(b)                                 Any termination by the Company for Cause shall not be in limitation of any other right or remedy the Company may have under this Agreement or otherwise.

7.4                                 Termination by Company without Cause.  The Company may terminate this Agreement at any time without Cause, whereupon the Company’s obligations and the Executive’s rights under this Agreement shall terminate, except that the Company shall continue to pay (a) the Executive’s salary, Annual Consulting Fee, bonuses and benefits otherwise due under this Agreement until December 31, 2008, and (b) furnish the benefits described in Sections 1.5 and 1.6 for twelve months after the date of termination of this Agreement.

7.5                                 Termination by Executive with Good Reason.  If the Executive resigns or terminates this Agreement with “Good Reason” (as defined below), the Company’s obligations and the Executive’s rights under this Agreement shall terminate, except that the Company shall continue to pay (a) the Executive’s salary, Annual Consulting Fee, bonuses otherwise due under this Agreement until December 31, 2008, and (b) furnish the benefits described in Sections 1.5 and 1.6 for twelve months after the date of termination.  As used in this provision, “Good Reason” is limited to the Company’s failure to cure either of the following within thirty days after written notice of demand by the Executive (i) the Company’s failure to pay any portion of the base salary, bonuses or Annual Consulting Fees within thirty days after they are due, and (ii) the assignment to the Executive of duties materially inconsistent with the duties and position set forth in this Agreement.

7.6                                 Termination by Executive without Good Reason.  If the Executive resigns or terminates this Agreement without Good Reason, this Agreement shall terminate as of the date of his resignation, and the Company’s obligations and the Executive’s rights under this Agreement shall terminate.

7.7                                 Term.  The term of this Agreement shall commence on execution of this Agreement and shall expire on December 31, 2008, unless terminated earlier pursuant to the terms this Section 7 (the “Term”).

7.8                                 Survival of restrictive covenants.  Notwithstanding the expiration or termination of this Agreement for any reason the Executive’s covenants in Section 8 and his obligations under that section shall survive the termination of this Agreement as set forth in that section.

8.                                       Restrictive Covenants.

8.1                                 Covenant not to compete.

(a)                                  During the period commencing on the date hereof through December 31, 2006 (unless this Agreement is terminated for any reason prior to December 31, 2004, and in which case, through two years after such termination), the Executive will not, directly or indirectly, whether as employee, owner, partner, agent, employee, officer, consultant, advisor, stockholder (except as the beneficial owner of not more than 3 percent of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which the Executive does not undertake any management or operational or advisory role) or in any other capacity, for the Executive’s own account or for the benefit of any person or entity, establish, engage, or be connected with any person or entity that is at the time engaged in the gaming equipment business.

(b)                                 During the period commencing on the date hereof through December 31, 2007 (unless this Agreement is terminated for any reason prior to December 31, 2004, and in which case, through three years after such termination), the Executive will not, directly or indirectly, whether as employee, owner, partner, agent, employee, officer, consultant, advisor, stockholder (except as the beneficial owner of not more than 3 percent of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which the Executive does not undertake any management or operational or advisory role) or in any other capacity, for the Executive’s own account or for the benefit of any person or entity, engage, or be connected with International Game Technology, WMS Industries, Inc., Shuffle Master, Inc., Aristocrat Leisure, Ltd., Gtech Holdings Corp, Sigma Games or Multimedia Games, Inc. or any of their present and future affiliates, subsidiaries, divisions, parent companies or successors.

(c)                                  The Company and the Executive acknowledge and agree that the scope of the noncompete provisions in this Section 8.1 are unlimited geographically and that the scope and duration of the covenant are reasonable and fair; however, if a court of competent jurisdiction determines that this covenant is overbroad or unenforceable in any respect, the Company and the Executive acknowledge and agree that the covenant shall be enforced to the greatest extent any such court deems appropriate, and such court may modify this covenant to that extent.

8.2                                 Covenant not to solicit customers, employees, or consultants.  Executive shall not, directly or indirectly, during the period commencing on the date hereof through December 31, 2008 (unless this Agreement is terminated for any reason prior to December 31, 2004, and in which case, through three years after such termination), (a) solicit the trade or patronage of any of the customers or prospective customers of the Company (which, for purposes of this paragraph, shall include any of the Company’s subsidiaries or affiliates) or of anyone who has heretofore traded or dealt with the Company, regardless of the location of such customers or prospective customers of the Company with respect to any technologies, services, products, trade secrets, or other matters in which the Company is active, or (b) aid or endeavor to solicit or induce any other employee or consultant of the Company to leave the Company to accept employment of any kind with any other person or entity.

8.3                                 Confidential Information and Non-Disparagement.

(a)                                  In accordance with the Nevada Revised Statutes (“NRS”) Sections 600A.010 et seq. (the so-called Uniform Trade Secrets Act), the Executive shall hold in a fiduciary capacity for the benefit of the Company and its stockholders all secret, confidential, and proprietary information, knowledge, and data relating to the Company (and any of its subsidiaries or affiliates), obtained by the Executive during or by reason of the Executive’s employment by the Company.  During the Term and after the expiration or termination of this Agreement for any reason, the Executive shall not, without the prior written consent of the Company or except as may be required by law, communicate or divulge any such information, knowledge, or data to any person or entity other than the Company (or as applicable to it subsidiaries or affiliates) and those designated by them that would result in any misappropriation under and as defined in such Act, except that, while employed by the Company, in furtherance of the business and for the benefit of the Company, the Executive may provide confidential information as appropriate to attorneys, accountants, financial institutions, and other persons or entities engaged in business with the Company from time to time.

(b)                                 Each of the Executive and the Company agrees that during the Term and for a period of three years following any applicable termination date, neither shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics or business practices, of the other, except, in each case, to the extent (but solely to the extent) (i) necessary in any judicial or arbitral action to enforce the provisions of this Agreement or (ii) in connection with any judicial, regulatory or administrative proceeding to the extent required by applicable laws.  For purposes of this Section 8.3(b), references to the Company include its officers, directors, employees, consultants and shareholders (which are reasonably known as such to the Executive) on the date hereof and hereafter.

8.4                                 Standstill.  During the Term and for twenty-four months after the expiration or termination of this Agreement for any reason, the Executive shall not, singly or with any other person, directly or indirectly:

(a)                                  Propose, enter into, agree to enter into, or encourage any other person to propose, enter into, or agree to enter into (i) any form of business combination, acquisition, or other transaction relating to the Company or any of its subsidiaries or affiliates, or (ii) any form of restructuring, recapitalization, or similar transaction with respect to the Company or any of its subsidiaries or affiliates; or

(b)                                 Acquire, or offer, propose, or agree to acquire by tender offer, purchase, or otherwise, any voting securities of the Company or of its subsidiaries or affiliates, except through the exercise of options or warrants beneficially owned as of the date of this Agreement; or

(c)                                  Make or in any way participate in any solicitation of proxies or written consents with respect to voting securities of the Company or any of its affiliates or subsidiaries (it being understood that the mere execution of a proxy or written consent for his own securities beneficially owned shall not be treated as constituting participation in such a solicitation); or

(d)                                 Become a participant in any election contest with respect to the Company or a nominee to or member of its board of directors or the board of directors of any affiliate or subsidiary of the Company or any of its affiliates or subsidiaries; or

(e)                                  Seek to influence any person with respect to the voting or disposition of any voting securities of the Company or any of its affiliates or subsidiaries; or

(f)                                    Demand a copy of the list of stockholders or other books and records of the Company or any of its subsidiaries or affiliates; or

(g)                                 Participate in or encourage the formation of any partnership, syndicate, or other group that owns or seeks or offers to acquire beneficial ownership of any voting securities of the Company or any of its affiliates or subsidiaries or that seeks to affect control of the Company or any of its affiliates or subsidiaries or for the purpose of circumventing any provision of this Agreement; or

(h)                                 Propose or support any director or slate of directors for nomination, appointment, or election to the board of directors of the Company or any of its affiliates or subsidiaries (it being understood that the mere execution of a proxy or written shareholder consent for his own securities beneficially owned shall not be treated as constituting such support); or

(i)                                     Otherwise act to seek or to offer to control or influence, in any manner, the management, the board of directors, or the policies of the Company or any of its affiliates or subsidiaries; or

(j)                                     Seek to amend or change this provision.

8.5                                 Injunctive Relief; Jurisdiction.  The Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if the Executive breaches or threatens to breach any of his obligations under this section.  Accordingly, the Executive agrees that the Company will be entitled, at the Company’s option, to injunctive relief without the necessity of posting a bond against any breach or prospective breach by the Executive of the Executive’s obligations under this section in any federal or state court of competent jurisdiction sitting in the State of Nevada, in addition to monetary damages and any other remedies available at law or in equity. The Executive hereby submits to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agrees that process may be served on the Executive by registered mail, addressed to the last address of the Executive known to the Company, or in any other manner authorized by law.

9.                                       Indemnification and Liability Insurance.  For the longer of the (a) Term and (b) six years from the date hereof:

9.1                                 Indemnification.  The Company shall indemnify and hold the Executive harmless, to the fullest extent legally permitted to Section 78.751 of the Nevada Corporation Code (as amended and to effect from time to time) against any and all expenses, liabilities, and losses (including without limitation, reasonable attorneys’ fees and disbursements of counsel reasonably satisfactory to the Company), incurred or suffered by him in connection with his service as a director, officer, employee or consultant to the Company under this Agreement, or the Employment Agreement in each case, except to the extent of the Executive’s intentional misconduct, fraud, or knowing violation of law.

9.2                                 Insurance.  The Company shall maintain, for the benefit of the Executive, a directors’ and officers’ liability insurance policy insuring the Executive’s service as a director or officer or both of the Company (or any affiliate or subsidiary of the Company) in accordance with its customary practices as in effect from time to time.  The parties acknowledge and agree that the policy may cover other officers and directors of the Company in addition to the Executive.

10.                                 Ongoing Assistance.  Following the termination of this Agreement, the Executive shall execute any and all documents and take any and all actions which the Company may reasonably request to effect the transition of the projects being worked on by the Executive at the time of termination and, subject to mutual agreement regarding time and compensation, the Executive agrees to make himself available with respect to, and to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Executive’s employment or provision of services under the Consulting Agreement (whether such litigation or investigation is pending or subsequently initiated) involving the Company or any of its affiliates or other Released Parties (as defined below), including providing testimony and preparing to provide testimony if so requested by the Company or any of its affiliates.

11.                                 Releases.  The Executive hereby releases the Company and its agents, employees, representatives, officers, directors, shareholders, trustees, attorneys, affiliates, subsidiaries, joint ventures, partnerships and any employee benefit plan fiduciary, and the successors and assigns of each (collectively referred to as the “Released Parties”) from any debts, duty, claim, counterclaim, cost, expense, cause of action, liability or other obligation, whether known or unknown, against the Released Parties, which the Executive may have relating to the employment of the Executive or the Executive’s resignation therefrom, including, without limitation, any dispute arising prior to the date of execution of the Agreement under the Age Discrimination in Employment Act of 1967; the Civil Rights Acts of 1964 and 1991; the Americans with Disabilities Act of 1990; and any other federal or state statute or regulation under which the Executive may have a potential claim; and any claim based on theories of contract, tort, or other equitable or legal grounds; provided, however, that (a) this Release shall only relate to claims relating to Executive’s employment or the termination thereof, and (b) this Section 11 shall not apply to any claim the Executive may have for accrued vested benefits under any federal or state workers’ compensation act, under the Executive Retirement Income Security Act of 1974, or with respect to any obligation of the Company specifically provided for in or pursuant to this Agreement.  The Executive affirms that he will not cause or permit to be filed on his behalf any charge, complaint or action before any court or administrative agency alleging discrimination or any unfair employment practices, whether know or unknown, against the Released Parties relating to the employment of the Executive or the Executive’s resignation.  The Executive agrees to provide to the Company on December 31, 2004 a substantially similar release to the release provided in this Section 11.

12.                                 Taxes.  The Executive agrees that the Executive will be fully and solely responsible for any income or other tax liability imposed on Executive in his capacity as an “independent contractor.”

13.                                 Acknowledgement.  The Executive acknowledges that he has carefully read and fully understands all of the terms of this Agreement, including without limitation the releases contained herein.  The Executive further acknowledges that the consideration provided for herein represents amounts and benefits greater than he otherwise would be entitled to receive absent this Agreement, and that the Executive has entered into this Agreement willingly, freely, without threat, duress, coercion, undue influence, or intimidation of any kind.  The Executive further acknowledges that he has been advised to consult with an attorney of his choosing prior to executing this Agreement.  In compliance with the terms of the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, Executive agrees to waive the twenty-one day period to review this Agreement before signing it.  Executive understands that he may revoke this Agreement within seven (7) calendar days after it has been signed by him, and that it is not effective or enforceable until that seven (7) day period has expired.  After the expiration of seven (7) days, this Agreement will become effective and legally binding in all aspects.

14.                                 Fees.  The Company shall pay the reasonable and documented fees and expenses of counsel to Executive, up to a maximum amount of $10,000.

15.                                 Entire Agreement.  In executing this Agreement, the Executive is not relying on any oral representation or statement by any employee, agent, or representative of the Company regarding the subject matter, basis, or effect of this Agreement.  Rather this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior agreements between the parties with respect to such matters, including, but not limited to, the Employment Agreement, unless specifically provided otherwise herein.  This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

16.                                 Reformation.  If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby.  In lieu of such invalid, illegal, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal, or unenforceable provision as may be possible to be valid, legal, and enforceable.

17.                                 Arbitration.  Any controversy or claim arising out of or relating to this Agreement or its breach (except, at the option of the Company, a controversy or claim arising out of or relating to Section 8, which the Company may choose to be adjudicated in a federal or state court sitting in Las Vegas, Nevada), shall be settled by arbitration in Las Vegas, Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  If any arbitration or other legal or equitable action or proceeding is instituted to enforce any provisions of this Agreement, the prevailing party shall be entitled to recover as costs such amounts as the court or arbitrator may judge to be reasonable, including costs and attorneys’ fees.

18.                                 Modification, rescission, and assignment.  This Agreement may be modified or rescinded only with the written consent of the other, provided, that (i) if the Executive dies during the Term, the Executive’s estate and his heirs, executors, administrators, legatees, and distributees shall have the rights and obligations as provided in this Agreement, and (ii) nothing contained in this Agreement shall limit or restrict the Company’s ability to merge or consolidate or effect any similar transaction with any other entity, irrespective of whether the Company is the surviving entity (including a split up, spin off, or similar type transaction), provided that one or more of such surviving entities continues to be bound by the provisions of this Agreement now binding on the Company.  Except as provided above, none of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable.  Any attempted assignment, transfer, conveyance, or other disposition of any interest in the rights of the Executive herein shall be void.  This Agreement and the Consulting Agreement are for the Executive’s personal services and the Executive may not assign, transfer, or delegate any duty or obligation to perform such services.  Any attempted assignment, transfer or delegation in violation of this Section 18 shall be null and void and shall constitute a breach of this Agreement.

19.                                 Controlling law, severability.  This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without reference to its conflicts of law provisions, and shall be binding upon the parties and their respective heirs, executors, successors and assigns.  If any provision is unenforceable for any reason, it shall be deemed stricken from the Agreement but shall not otherwise affect the intention of the parties or the remaining provisions of the Agreement.

20.                                 Binding effect.  This Agreement shall bind and inure to the benefit of each of the parties and their respective heirs, successors, administrators, executors, and assigns.

21.                                 No third party benefits.  This Agreement is for the benefit of the parties and their permitted successors and assigns.  The parties intend neither to confer any benefit hereunder on any Person, firm, or corporation other than the parties thereto, nor that any such third party shall have any rights under this Agreement.

22.                                 Indulgence.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

23.                                 Notice.  All notices required by this Agreement must be in writing and must be delivered, mailed or telecopied to the addresses given below or such other addresses as the parties may designate in writing.

“Company”	Alliance Gaming
6601 S. Bermuda Road
Las Vegas, Nevada 89119
Attn: General Counsel

with a copy to:	Gibson Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Attention: Peter F. Ziegler

“Executive”	Robert Miodunski
115 Augusta Street
Henderson, Nevada 89074

24.                                 Counterparts, facsimiles.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.  This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.  The facsimile copies so signed will constitute originally signed copies of the same consent requiring no further execution.

25.                                 Captions; construction; drafting ambiguities.  The captions in this Agreement are for convenience only and shall not be used in interpreting it.  In interpreting this Agreement any change in gender or number shall be made as appropriate to fit the context.  Each party has reviewed and revised this Agreement with independent counsel or has had the opportunity to do so.  The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

26.                                 Condition precedent.  This Agreement is subject to approval by the Company’s board of directors and shall be of no force and effect until that approval is given and is evidenced by a written resolution of the board.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALLIANCE GAMING CORPORATION

By:

Title:

EXECUTIVE

Robert L. Miodunski

EXHIBIT A

BONUS MATRIX-FISCAL 2004